Exhibit 10.2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (hereinafter referred to as “this Agreement”) is entered into by the following parties on August 20, 2026 in Beijing, the People’s Republic of China (“China”):

Buyer:

Beijing Yimutian Network Technology Co., Ltd. (北京一人一亩田网络科技有限公司) (“Beijing Yimutian” or “Buyer”), a limited liability company validly established and existing under PRC law, with Unified Social Credit Code 911101080991996616.

Yimutian Inc. (“YMT” or “Buyer”), a limited liability company incorporated under the laws of the Cayman Islands, with its registered address at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands, listed on the NASDAQ Stock Market, ticker symbol: YMT.

Seller:

Zhaodong Guohe Animal Husbandry Co., Ltd. (肇东市国合牧业有限公司) (“Seller”), a limited liability company validly established and existing under PRC law, with Unified Social Credit Code 91231282MA18XAUB4L.

In this Agreement, the Seller and the Buyer are individually referred to as a “Party” and collectively as the “Parties.”

RECITALS:

1. The Seller is a limited liability company validly established and existing under PRC law, which owns and/or controls the land, real property, and equipment registered under the name of Heilongjiang Province Runze Potato Industry Co., Ltd. (黑龙江省润泽薯业有限责任公司) (“Runze Potato”) and is in the process of completing title transfer procedures, and owns and/or controls the land registered under the name of Heilongjiang Province Aomeirui Auto Parts Co., Ltd. (黑龙江省澳美瑞汽车配件有限公司) (“Aomeirui”) and is in the process of completing title transfer procedures.

2. The Buyer intends to acquire ownership and control of the above-described assets through purchase.

3. The Parties agree that the consideration for this transaction shall be paid by the Buyer issuing new YMT ordinary shares to the Seller.

4. The Parties have reached a consensus through friendly negotiation on this asset purchase and related arrangements.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE 1 DETAILS OF THE SUBJECT ASSETS

1.1 Assets Registered under Heilongjiang Province Runze Potato Industry Co., Ltd.

1.1.1 Land

Industrial land with an area of 111,489 square meters located in the Zhaodong Economic Development Zone, Suihua City, Heilongjiang Province, with Land Use Right Certificate No. Zhao Guo Yong (2012) No. 473, appraised at RMB 46,825,380 (in words: RMB Forty-Six Million Eight Hundred Twenty-Five Thousand Three Hundred and Eighty) by Yongyi Tiancheng (Beijing) Asset Appraisal Co., Ltd. (永益天诚（北京）资产评估有限公司) on March 18, 2026.

1.1.2 Real Property

Six (6) office buildings and factory buildings located on the aforementioned land with a total area of 20,980.03 square meters, appraised at RMB 37,931,756 (in words: RMB Thirty-Seven Million Nine Hundred Thirty-One Thousand Seven Hundred and Fifty-Six) by Yongyi Tiancheng (Beijing) Asset Appraisal Co., Ltd. on March 18, 2026.

1.1.3 Equipment

Eighty-two (82) items of starch processing-related equipment located in the aforementioned factory buildings, primarily consisting of conveyor belts, mobile conveyor belts, refining equipment, and drying and packaging equipment. Upon on-site inspection, the equipment is in good condition, operates normally, has no visible damage, is relatively clean and well-maintained, and is suitable for normal use. Appraised at RMB 27,040,400 (in words: RMB Twenty-Seven Million Forty Thousand Four Hundred) by Yongyi Tiancheng (Beijing) Asset Appraisal Co., Ltd. on March 18, 2026.

Currently, due to outstanding loans owed by Runze Potato to the Seller, the Seller has filed a lawsuit and obtained a court mediation document and is currently in the court execution stage. The Seller has acquired or is in the process of acquiring the claims of other creditors against Runze Potato.

1.2 Assets Registered under Heilongjiang Province Aomeirui Auto Parts Co., Ltd.

Industrial land with an area of 75,461 square meters located in the Food Industry Park, Zhaodong City, Suihua City, Heilongjiang Province, with Land Use Right Certificate No. Zhao Guo Yong (2013) No. 2033, appraised at RMB 31,693,620 (in words: RMB Thirty-One Million Six Hundred Ninety-Three Thousand Six Hundred and Twenty) by Yongyi Tiancheng (Beijing) Asset Appraisal Co., Ltd. on March 18, 2026.

Currently, due to outstanding loans owed by Aomeirui to the Seller, the Seller has filed a lawsuit and obtained a court mediation document and is currently in the court execution stage. The Seller warrants that no other creditors have claims against Aomeirui.

The above assets are collectively referred to as the “Subject Assets.” The total appraised value of the Subject Assets is RMB 143,491,156.

ARTICLE 2 PURCHASE AND SALE OF THE SUBJECT ASSETS

2.1 Sale and Purchase. The Seller agrees to sell the Subject Assets to the Buyer pursuant to the terms and conditions of this Agreement, and the Buyer agrees to purchase the Subject Assets pursuant to the terms and conditions of this Agreement.

2.2 Asset Clearing Period. This transaction provides for an asset clearing period of up to six (6) months (the “Asset Clearing Period”), commencing from the date of execution of this Agreement. The Seller undertakes to clear all creditor-debtor relationships with respect to the Subject Assets during the Asset Clearing Period so that the Subject Assets achieve a deliverable condition.

2.3 Asset Delivery Method. Upon the expiration of the Asset Clearing Period and satisfaction of all conditions, the Seller shall complete asset delivery in the following manner: transfer the Subject Assets to a company free of any creditor-debtor obligations, arrange for the shareholders of such company to execute VIE agreements with the Buyer, and complete the procedures for pledging all equity interests in such company to the Buyer at the relevant market supervision authorities.

ARTICLE 3 CONSIDERATION AND PAYMENT METHOD

3.1 Consideration. The consideration for the Subject Assets shall be USD 21,161,390 (in words: USD Twenty-One Million One Hundred Sixty-One Thousand Three Hundred and Ninety), which is calculated based on the total appraised value of the Subject Assets of RMB 143,491,156 at the exchange rate of USD 1 = RMB 6.7808, as published by the People’s Bank of China as the RMB mid-rate on August 20, 2026.

3.2 Payment Method. The Buyer shall pay the entire consideration by issuing new YMT ordinary shares to the Seller. The number of consideration ordinary shares = consideration ÷ issue price.

3.3 Issue Price and Number of Shares. The issue price shall be the average closing price of the YMT listed shares (i.e., ADSs, with each ADS corresponding to 375 ordinary shares as of the date of execution of this Agreement) on the NASDAQ Stock Market for the five (5) most recent trading days prior to the date of execution of this Agreement (i.e., USD 0.2183 per ADS). Based on this calculation, the consideration shall be 36,351,449,375 ordinary shares, corresponding to 96,937,198 ADSs as of the date of execution of this Agreement. Upon subsequent issuance of ordinary shares, conversion to ADSs shall be at the ratio then in effect.

3.4 Share Issuance. Within thirty (30) business days after the execution of this Agreement and the Buyer’s verification and confirmation of all original title documents for the assets, the Buyer shall issue the consideration shares and register them in the shareholder register; provided, however, that share certificates shall not be delivered to the Seller during the Asset Clearing Period.

3.5 Share Delivery Conditions. The shares may be delivered to the Seller only upon satisfaction of all of the following conditions:

(1) The Asset Clearing Period has expired;

(2) The Seller has completed asset delivery in accordance with Section 2.3;

(3) There are no outstanding creditor-debtor obligations or encumbrances on the Subject Assets; the Subject Assets are in normal usable condition without any impediments; and

(4) The Seller’s representations and warranties under this Agreement are true, accurate, and complete as of the expiration of the Asset Clearing Period.

3.6 Post-Delivery Transfer Restrictions. Upon the expiration of the Asset Clearing Period and satisfaction of the delivery conditions, the Seller may convert the shares to ADSs and trade them on the NASDAQ Stock Market; provided, however, that commencing from the date on which the shares become tradeable, and unless the Seller’s Cayman company confirms in writing that such restrictions are waived or adjusted, the following transfer restrictions shall apply:

(1) A lock-up period of six (6) months commencing from the date on which the shares become tradeable; and

(2) After the lock-up period expires, the number of shares transferred per quarter shall not exceed 10% of the total number of shares.

3.7 Failure to Meet Asset Clearing Targets. If the Asset Clearing Period expires and the Seller has failed to satisfy all conditions set forth in this Agreement, this transaction shall be terminated and the Buyer shall cancel all issued consideration shares. The Seller shall not be required to transfer any assets to the Buyer, and the Buyer shall pay the Seller an amount equal to three percent (3%) of the consideration as compensation. If the Asset Clearing Period expires and the transaction is terminated due to the Buyer’s fault (including but not limited to refusal to issue shares, failure to effect share registration, failure of internal approval, or termination of the Agreement), the Buyer shall likewise pay the Seller an amount equal to 3% of the consideration as liquidated damages. Other than the foregoing, neither Party shall bear any other liability or obligation to the other.

ARTICLE 4 CONDITIONS PRECEDENT TO CLOSING

4.1 Buyer’s Conditions Precedent. The Buyer’s obligation to complete the Closing shall be subject to the satisfaction or written waiver by the Buyer of all of the following conditions precedent on or prior to the Closing Date:

(1) The Seller has obtained all internal and external approvals, authorizations, and consents necessary for the execution, delivery, and performance of this Agreement;

(2) Title to the Subject Assets is clear, there has been no material adverse change, and the Seller’s representations and warranties under this Agreement are true, accurate, and complete as of the Closing Date;

(3) The Seller has delivered to the Buyer all original title documents for the assets, or the Buyer has verified and confirmed all original documents; and

(4) There are no laws, regulations, or governmental orders that restrict, prohibit, or materially impede this transaction.

4.2 Seller’s Conditions Precedent. The Seller’s obligation to complete the Closing shall be subject to the satisfaction or written waiver by the Seller of all of the following conditions precedent on or prior to the Closing Date:

(1) The Buyer has obtained all internal and external approvals, authorizations, and consents necessary for the execution, delivery, and performance of this Agreement, including but not limited to approval by the YMT board of directors and shareholders’ meeting (if applicable);

(2) The Buyer has fulfilled its information disclosure obligations in connection with this transaction in accordance with NASDAQ listing rules and U.S. securities laws (if applicable);

(3) The Buyer’s representations and warranties under this Agreement are true, accurate, and complete as of the Closing Date; and

(4) The Buyer has issued the first batch of consideration shares to the Seller as agreed.

ARTICLE 5 ASSET CLEARING AND DELIVERY

5.1 Asset Clearing Period. The Asset Clearing Period shall be a maximum of six (6) months commencing from the date of execution of this Agreement. The Seller shall complete the following tasks during the Asset Clearing Period:

(1) Clear all creditor-debtor relationships with respect to the assets registered under Runze Potato, including but not limited to completing the court execution procedures to obtain effective legal documents for the transfer of title;

(2) Clear all creditor-debtor relationships with respect to the assets registered under Aomeirui, and ensure that no other creditors have claims against Aomeirui; and

(3) Complete the transfer of title to the Subject Assets to an entity free of creditor-debtor obligations, or fully discharge all creditor-debtor obligations of the current title holder.

5.2 Asset Delivery. Upon the expiration of the Asset Clearing Period and satisfaction of all conditions, the Seller shall complete asset delivery in the manner set forth in Section 2.3.

5.3 Asset Maintenance. During the Asset Clearing Period, the Seller shall maintain the Subject Assets with the standard of care of a prudent manager and shall not take any action that may impair the value of the Subject Assets.

ARTICLE 6 TAX DEFERRAL TREATMENT AND FOREIGN EXCHANGE REGISTRATION

6.1 Tax Treatment. The Parties confirm that this transaction involves the transfer of assets using shares in an offshore listed company (YMT) as consideration. The Seller shall endeavor to apply for special tax treatment (tax deferral) in accordance with PRC tax laws and regulations; provided, however, that the Parties expressly acknowledge that no guarantee is given that the competent tax authorities will approve special tax treatment for this transaction. If the application is not accepted, not approved, or the deferral is subsequently collected, and the income tax, late payment surcharges, interest, and reasonable defense costs actually paid by the Seller in connection with this transaction exceed the amount payable under the “five-year deferral assumption,” the excess shall be compensated in full by the Buyer in cash within thirty (30) days after the Seller actually pays the taxes.

6.2 Tax Deferral Filing. The Seller shall, after the Asset Clearing Period ends and the transaction is completed, apply to the competent tax authorities for the procedures for special tax treatment and deferred tax filing, and submit the relevant materials. The Buyer shall cooperate and provide all documents and information required for the deferred tax filing, including but not limited to this Agreement, appraisal reports, and equity issuance certificates.

6.3 Transfer During Deferral Period. During the five-year deferral period, if the Seller transfers all or part of the consideration shares (including conversion to ADSs and subsequent transfer), the Seller shall calculate and pay income tax on the transferred portion. The untransferred portion shall continue to enjoy deferred tax treatment until the deferral period expires or all remaining shares are transferred (whichever occurs first). If, upon expiration of the deferral period, the Seller has not transferred all remaining shares, the income tax on such shares may continue to be deferred until the actual date of transfer. The Buyer shall not, by reason of the expiration of the deferral period, assert any rights against the Seller or require the Seller to bear additional costs.

6.4 As this transaction involves payment of consideration in shares of an offshore listed company (YMT), the Seller, as a domestic institution, shall, after the Asset Clearing Period ends and the transaction is completed, register with the State Administration of Foreign Exchange (“SAFE”) or its authorized branches for the procedures related to outbound direct investment or overseas securities investment by domestic institutions. The Buyer shall, within fifteen (15) business days after the Asset Clearing Period ends and the transaction is completed, provide the Seller with all Cayman company documents required for the foreign exchange registration (including but not limited to the YMT articles of association, shareholder register, share certificates, and registered agent certificate), and cooperate with the Seller in completing the registration.

6.5 The Seller may only convert the unlocked consideration shares to ADSs and trade them on the NASDAQ Stock Market after completing the foreign exchange registration procedures. If, due to the Buyer’s fault (including but not limited to failure to timely provide the required documents or inability to trade YMT shares normally on NASDAQ), the Seller is unable to complete the foreign exchange registration, it shall be deemed that the Buyer has not properly delivered the consideration shares, and the Seller shall have the right to elect: (a) to require the Buyer to assume liability for breach of contract pursuant to Section 11.1 of this Agreement; or (b) to suspend the performance of its asset delivery and subsequent cooperation obligations, without bearing any liability for breach of contract, until the foreign exchange registration is completed. If the Seller has completed the foreign exchange registration but transfers shares prior to completing such registration due to its own reasons, the legal risks and administrative liabilities arising therefrom shall be borne by the Seller.

ARTICLE 7 CLOSING AND POST-CLOSING OBLIGATIONS

7.1 Closing Date. The Closing shall take place within ten (10) business days after all conditions precedent set forth in Article 4 have been satisfied or waived, or at such other time and place as the Parties may agree in writing.

7.2 Closing Documents. At the Closing, the Seller shall deliver to the Buyer the title certificates, appraisal reports, court mediation documents, and execution orders relating to the Subject Assets; the Buyer shall issue the first batch of consideration shares to the Seller.

7.3 Post-Closing Obligations. After the Closing, the Seller shall continue to cooperate with the Buyer in completing asset delivery, financial processing, and information disclosure and other related matters.

ARTICLE 8 REPRESENTATIONS AND WARRANTIES

8.1 Seller’s Representations and Warranties. The Seller represents and warrants to the Buyer as follows:

(1) The Seller is a company lawfully established and validly existing under PRC law, with the capacity to execute and perform this Agreement;

(2) The Seller has lawful ownership and/or control of the Subject Assets, and there are no undisclosed pledges, freezes, seizures, third-party claims, or other encumbrances on the Subject Assets;

(3) There are no material debts, guarantees, litigation, arbitration, or administrative penalties with respect to the Subject Assets that have not been disclosed to the Buyer;

(4) The Seller has truthfully disclosed to the Buyer all information regarding the Subject Assets, including but not limited to title status, creditor-debtor relationships, litigation, and arbitration; and

(5) The Seller’s aggregate liability for breach of the foregoing representations and warranties shall not exceed the consideration actually received by the Seller.

8.2 Buyer’s Representations and Warranties. The Buyer represents and warrants to the Seller as follows:

(1) YMT is a company lawfully incorporated and validly existing under the laws of the Cayman Islands, with the capacity to execute and perform this Agreement;

(2) The execution and performance of this Agreement has obtained the necessary internal approvals and authorizations of YMT;

(3) The consideration shares, upon issuance, will be listed and traded on the NASDAQ Stock Market (or traded in the form of ADSs), in compliance with the YMT articles of association and NASDAQ listing rules; and

(4) The Buyer’s aggregate liability for breach of its representations and warranties, and all damages arising under this Agreement, shall not exceed the total consideration for this transaction.

ARTICLE 9 COVENANTS

9.1 Seller’s Covenants. The Seller covenants as follows:

(1) During the Asset Clearing Period, to maintain the Subject Assets with the standard of care of a prudent manager and not to take any action that may impair the value of the Subject Assets;

(2) During the Asset Clearing Period, to actively clear the creditor-debtor relationships with respect to the Subject Assets and to complete asset delivery on time; and

(3) To comply with the non-competition and non-solicitation obligations under this Agreement.

9.2 Buyer’s Covenants. The Buyer covenants as follows:

(1) To issue and deliver the consideration shares in a timely manner as agreed under this Agreement; and

(2) To cooperate with the Seller in completing the asset delivery procedures as agreed under this Agreement.

ARTICLE 10 CONFIDENTIALITY

The Parties shall maintain strict confidentiality with respect to the existence and terms of this Agreement and the trade secrets, technical secrets, financial information, customer information, and other non-public information (collectively, “Confidential Information”) of the other Party learned during the course of negotiation, execution, and performance of this Agreement. Without the prior written consent of the other Party, neither Party shall disclose any Confidential Information to any third party, except as required by applicable laws, regulations, regulatory requirements, or judicial/arbitral proceedings.

ARTICLE 11 TERMINATION

11.1 This Agreement may be terminated under the following circumstances:

(1) Change of Actual Controller. The actual controller of the Buyer is changed from Deng Jinhong to another party without the prior written consent of the Seller;

(2) The Parties reach a written agreement to terminate this Agreement;

(3) One Party materially breaches this Agreement and, after receiving written notice from the non-breaching Party, fails to cure such breach within thirty (30) days to the satisfaction of the non-breaching Party, in which case the non-breaching Party shall have the right to terminate this Agreement by written notice to the other Party;

(4) The conditions precedent set forth in this Agreement are not fully satisfied within the stipulated deadline, and the Parties are unable to agree on an extension;

(5) The Asset Clearing Period expires and the Seller has failed to satisfy all conditions set forth in this Agreement, in which case the Buyer shall have the right to terminate this Agreement;

(6) Force majeure prevents the performance of this Agreement for more than ninety (90) days;

(7) If, prior to the Closing, the Buyer’s Cayman company is delisted from the NASDAQ Stock Market, this Agreement shall automatically terminate, the Seller shall not be required to process any asset transfer procedures, and the Buyer shall compensate the Seller for all transaction and clearing costs incurred in connection therewith; and

(8) If, after the Closing, the Buyer’s Cayman company is delisted from the NASDAQ Stock Market, or there is a prolonged trading halt, or the ordinary shares are definitively unable to be converted to ADSs, or the Seller’s share registration does not become effective, the Seller shall have the right to rescind the transaction and recover all transaction and clearing costs incurred. The Buyer shall, within fifteen (15) business days, cooperate with the Seller in processing the return of the Subject Assets, i.e., dismantling all VIE agreements and releasing all equity pledges. All taxes, assessment fees, and other costs incurred during the asset reversion process shall be borne by the Buyer. If the Buyer fails to timely cooperate with the reversion, the Buyer shall pay the Seller a late penalty calculated at 0.05% of the total consideration per day (unless the time limit exceeds 15 business days due to reasons not attributable to the Buyer, in which case it shall not be deemed a late cooperation by the Buyer).

11.2 Consequences of Termination. Upon termination of this Agreement, except for the confidentiality and dispute resolution provisions and other clauses that are expressly stated to survive termination, the Parties shall use their best efforts to restore the status quo ante. If the Seller has received the consideration shares, they shall be returned; if the Seller has transferred a portion of the consideration shares, the proceeds from such transfer and the remaining shares shall be delivered to the Buyer. All Subject Assets shall be returned to the Seller.

ARTICLE 12 GOVERNING LAW AND DISPUTE RESOLUTION

12.1 The formation, validity, interpretation, performance, and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China (excluding the laws of Hong Kong, Macau, and Taiwan).

12.2 Any dispute arising out of or in connection with this Agreement shall first be resolved through friendly negotiation between the Parties. If negotiation fails, the relevant Party shall submit such dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with its then-effective arbitration rules. The place of arbitration shall be Beijing. The arbitral tribunal shall consist of three (3) arbitrators. The arbitral award shall be final and binding upon all Parties to this Agreement. The prevailing party shall be entitled to recover from the losing party attorney’s fees, preservation costs, travel expenses, appraisal fees, and all other costs of enforcement.

ARTICLE 13 MISCELLANEOUS

13.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this transaction, and supersedes all prior oral or written agreements, understandings, or arrangements between the Parties with respect to this transaction.

13.2 Amendment. Any modification or supplement to this Agreement shall be made by mutual agreement of the Parties in writing and shall become effective upon execution by both Parties.

13.3 Severability. If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be deemed severable and shall not affect the validity of the remaining provisions of this Agreement.

13.4 Notices. All notices, requests, consents, or other communications under this Agreement shall be made in writing and delivered by personal delivery, registered mail, facsimile, or email to the addresses set forth in the preamble of this Agreement or to such other addresses as a Party may designate in writing.

13.5 Counterparts. This Agreement is executed in four (4) originals, with each Party holding two (2) copies, each of which shall have equal legal effect.

[Remainder of this page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BUYER:

Beijing Yimutian Network Technology Co., Ltd. (北京一人一亩田网络科技有限公司)

(Company Seal)

By:	/s/ Deng Jinhong
Name:	Deng Jinhong
Title:	Legal Representative

Yimutian Inc.

By:	/s/ Deng Jinhong
Name:	Deng Jinhong

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SELLER:

Zhaodong Guohe Animal Husbandry Co., Ltd. (肇东市国合牧业有限公司)

(Company Seal)

By:	/s/ Li Weijun
Name:	Li Weijun
Title:	Legal Representative